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                                                                     EXHIBIT 5.0

                    ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                         222 S.W. COLUMBIA, SUITE 1800
                             PORTLAND, OREGON 97201
                                 (503) 226-1191


                                                                December 4, 1997


Board of Directors
OrCAD, Inc.
9300 S.W. Nimbus Avenue
Beaverton, Oregon 97008

Gentlemen:

          You have requested our opinion with respect to certain matters in connection with the filing by OrCAD, Inc. (the "Company") of a Registration Statement on Form S-4 (Registration Statement No. 333-38395) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), including a prospectus/proxy statement to be filed with the SEC pursuant to Rule 424 of Regulation C promulgated under the Securities Act of 1933, as amended (the "Prospectus/Proxy Statement"), and the issuance of up to 2,436,354 shares of the Company's Common Stock (the "Common Stock") to the shareholders and option holders of MicroSim Corporation ("MicroSim") in exchange for shares of capital stock and options to acquire shares of common stock of MicroSim upon consummation of the merger of OCA Merger Corporation, a wholly owned subsidiary of the Company, with and into MicroSim.

          In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Restated Certificate of Incorporation and Restated Bylaws, and the originals or copies certified to our satisfaction, of such records, documents, certificates, memorandums, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

          On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued in accordance with the terms and conditions of (i) that certain Agreement and Plan of Merger, dated as of October 13, 1997 by and among the Company, OCA Merger Corporation and MicroSim; (ii) the Registration Statement; and (iii) the Prospectus/Proxy Statement, will be validly issued, fully paid, and nonassessable.

          We consent to the reference to our firm under the caption "Legal Opinion" in the Registration Statement and the Prospectus/Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                    /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                    Ater Wynne Hewitt Dodson & Skerritt, LLP